Exhibit 3.3
TENBY PHARMA INC.

CERTIFICATE OF DESIGNATIONS
OF
SERIES A CONVERTIBLE PREFERRED STOCK
(Pursuant to Section 151 of the Delaware General Corporation Law)

     Tenby Pharma Inc., a Delaware corporation (the “Corporation”), in accordance with the provisions of Section 103 of the Delaware General Corporation Law (the “DGCL”) does hereby certify that, in accordance with Section 141(c) of the DGCL, the following resolution was duly adopted by the Board of Directors of the Corporation as of August 31, 2006:
     RESOLVED, that the Board of Directors of the Corporation pursuant to authority expressly vested in it by the provisions of the Certificate of Incorporation of the Corporation, hereby authorizes the issuance of one series of Preferred Stock designated as the Series A Convertible Preferred Stock, par value $0.0001 per share, of the Corporation and hereby fixes the designation, number of shares, powers, preferences, rights, qualifications, limitations and restrictions thereof (in addition to any provisions set forth in the Certificate of Incorporation of the Corporation which are applicable to the Preferred Stock of all classes and series) as follows:
SERIES A CONVERTIBLE PREFERRED STOCK
     1. Designation, Amount and Par Value. The following series of preferred stock shall be designated as the Corporation’s Series A Convertible Preferred Stock (the “Series A Preferred Stock”), and the number of shares so designated shall be 5,000,000. Each share of Series A Preferred Stock shall have a par value of $0.0001 per share. The “Stated Value” for each share of Series A Preferred Stock equals the sum of (i) $8.00, plus (ii) any amount added to the Stated Value pursuant to Section 2 of the Investors’ Rights Agreement (each as adjusted for stock dividends, stock splits, stock combinations or other similar events).
     2. Definitions. In addition to the terms defined elsewhere in this Certificate of Designations the following terms have the meanings indicated:
     “Additional Common Stock” shall mean all Common Stock issued (or, pursuant to Section 13(d)(2), deemed to be issued) by the Corporation after the Original Issue Date, other than Common Stock issued or issuable: (a) upon conversion of the Series A Preferred Stock; (b) to officers, directors or employees of, or consultants to, the Corporation pursuant to (i) stock options outstanding on the Original Issue Date, or (ii) stock agreements, purchase plans, employee stock incentive programs or stock options granted after the Original Issue Date on terms approved by the Board of Directors of the

Corporation, if any, up to a maximum of 534,566 shares of Common Stock in the aggregate; (c) for consideration other than cash pursuant to a merger, consolidation, acquisition or similar business combination approved by the Board of Directors, provided such transaction is not principally for the purpose of raising equity capital; (d) for consideration other than cash in connection with any other strategic transaction unanimously approved by the Board of Directors (or, if the Board of Directors shall consist of seven (7) or more members and any three (3) or more of such members are independent, then such transaction need only be approved by a number of directors equal to the total number of directors on the Board of Directors minus two (2)), including any joint venture, licensing arrangement, distribution arrangement or development agreement, up to a maximum of 500,000 shares of Common Stock, provided such transaction is not principally for the purpose of raising equity capital; (e) as a dividend or distribution on the Series A Preferred Stock; and (f) for which adjustment of the Conversion Price of the Series A Preferred Stock is made pursuant to Section 13(a).
     “Automatic Conversion” means a request of the Holders or consummation of a transaction which results or, without giving effect to Section 14, would result in the automatic conversion of outstanding shares of Series A Preferred Stock into shares of Common Stock pursuant to Section 7(b) below.
     “Business Day” means any day except Saturday, Sunday and any day on which banking institutions in New York City are authorized or required by law or other governmental action to close.
     “Commission” means the Securities and Exchange Commission.
     “Common Stock” means the common stock of the Corporation, par value $0.0001 per share, and any securities into which such common stock may hereafter be reclassified.
     “Common Stock Equivalents” means shares of Common Stock, Series A Preferred Stock and any other securities exchangeable for or convertible into, or entitling the holder thereof to receive directly or indirectly, shares of Common Stock.
     “Conversion Price” means $8.00 per share (as adjusted for stock dividends, stock splits, stock combinations or other similar events).
     “Convertible Securities” means any evidence of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock.
     “Eligible Market” means the (i) the New York Stock Exchange, (ii) the American Stock Exchange, (iii) the NASDAQ Global Market, (iv) the NASDAQ Capital Market, (v) the OTC Bulletin Board, or (vi) the “Pink Sheets” published by the Pink Sheets LLC (or a similar organization or agency succeeding to its functions of reporting prices).
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.

     “Fundamental Transaction” means the occurrence of any of the following in one or a series of related transactions: (i) an acquisition after the Original Issue Date by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) under the Exchange Act) of more than one-half of the voting rights or voting equity interests in the Corporation; (ii) a replacement of more than one-half of the members of the Corporation’s Board of Directors that is not approved by those individuals who are members of the Board of Directors on the )Original Issue Date (or other directors subsequently nominated or approved by such directors or any of their successors similarly nominated or approved); (iii) a merger or consolidation of the Corporation or any Significant Subsidiary or a sale of all or substantially all of the assets of the Corporation or a Significant Subsidiary in one or a series of related transactions, unless following such transaction or series of transactions, the holders of the Corporation’s securities prior to the first such transaction continue to hold at least half of the voting rights or voting equity interests in the surviving entity or acquirer of such assets; (iv) a recapitalization, reorganization or other transaction involving the Corporation or any Significant Subsidiary that constitutes or results in a transfer of more than one-half of the voting rights or voting equity interests in the Corporation; (v) consummation of a “Rule 13e-3 transaction” as defined in Rule 13e-3 under the Exchange Act with respect to the Corporation; or (vi) any tender offer or exchange offer (whether by the Corporation or another Person) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property.
     “Holder” means any holder of Series A Preferred Stock.
     “Investors’ Rights Agreement” means the Investors’ Rights Agreement, dated as of the date of the Purchase Agreement, among the Corporation, the Holders and the other parties thereto.
     “Junior Securities” means the Common Stock and all other equity or equity equivalent securities of the Corporation ranking junior to the Series A Preferred Stock with respect to the payment of dividends or the distribution of assets on liquidation.
     “Liquidation Event” means any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary.
     “Original Issue Date” means the date of the first issuance of any shares of the Series A Preferred Stock, regardless of the number of transfers of any particular shares of Series A Preferred Stock and regardless of the number of certificates that may be issued to evidence shares of Series A Preferred Stock.
     “Options” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.
     “Person” means any individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

     “Purchase Agreement” means the Series A Preferred Stock Purchase Agreement, dated on or about the Original Issue Date, among the Corporation and the original purchasers of the Series A Preferred Stock.
     “Qualified Public Offering” means a bona fide firm commitment underwritten public offering pursuant to a registration statement under the Securities Act which results in aggregate gross proceeds to the Corporation of not less than $35,000,000.
     “Qualified Sale Transaction” means any Fundamental Transaction, license or other transfer or disposal of all or substantially all of the assets of the Corporation that occurs prior to the date of the dosing of the first patient in a proof-of-concept study conducted by or on behalf of the Corporation or a Significant Subsidiary in which at least fifty percent (50%) of the value of such assets is attributable to assets held by, or assets directly derived from the assets held by, Sytera, Inc. prior to the consummation of the transactions contemplated by the Sirion/Sytera Merger Agreement.
     “Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.
     “Securities Act” means the Securities Act of 1933, as amended.
     “Significant Subsidiary” means any significant subsidiary of the Corporation as defined in Rule 1-02(w) of Regulation S-X promulgated by the Commission.
     “Sirion/Sytera Merger Agreement” means that certain Agreement and Plan of Merger and Reorganization, dated as of July 5, 2006, by and among the Sirion Therapeutics, Inc., a North Carolina corporation, Sytera, Inc., a Delaware corporation, Kenneth J. Widder, M.D., as the representative of the holders of Sytera capital stock, and Barry Butler, as the representative of the holders of Sirion securities, pursuant to which Sytera, Inc. was merged with and into Sirion Therapeutics, Inc., with Sirion Therapeutics, Inc. continuing as the surviving corporation.
     “Trading Day” means (a) any day on which the Common Stock is listed or quoted and traded on the Trading Market, or (b) if the Common Stock is not then listed or quoted and traded on the Trading Market, then any Business Day.
     “Trading Market” means the OTC Bulletin Board or, at any time the Common Stock is not quoted on the OTC Bulletin Board, the primary Eligible Market on which the Common Stock is then listed or quoted.
     “Underlying Shares” means the shares of Common Stock issuable upon conversion of the shares of Series A Preferred Stock.

     3. Dividends.
          (a) The holders of shares of Series A Preferred Stock shall be entitled to receive, prior and in preference to the declaration or payment of any dividend or distribution to the holders of Common Stock or any other Junior Securities and, in addition to and not in limitation of the dividend rights provided in Section (3)(b) below, dividends on each share of Series A Preferred Stock at the rate and in the manner prescribed in Section (3)(a)(i) below payable when, as and if any dividend or distribution is declared by the Board of Directors on any share of any class of stock.
               (i) Each Holder shall be entitled to receive, and the Corporation shall pay, non-cumulative dividends at a rate of eight percent (8%) of the Stated Value per annum. Such dividends shall be payable when, as and if any dividend or distribution is declared or paid by the Corporation on any share of any class of stock.
               (ii) No dividend or other distribution (other than a dividend or distribution payable solely in Common Stock) shall be paid on or set apart for payment on Common Stock or any other Junior Securities, nor shall any payment be made on account of the purchase, redemption or retirement of any Common Stock or other Junior Securities, unless all declared and unpaid dividends on the Series A Preferred Stock have been paid in accordance with this Certificate of Designations; provided, however, that the Corporation may repurchase Common Stock owned by terminated employees of, or consultants to, the Corporation or its subsidiaries at a price per share not greater than the amount in cash paid by such persons to purchase such shares being repurchased. In the event that the Corporation fails to pay the full dividends on all outstanding shares of Series A Preferred Stock, any partial amounts which are paid as dividends by the Corporation with respect to the Series A Preferred Stock shall be paid to the Holders in proportion (as nearly as practicable) to the amount such Holders would be entitled to receive if they were to be paid the full unpaid dividends on the Series A Preferred Stock. The rights of the Holders of shares of Series A Preferred Stock to receive dividends pursuant to this Section 3(a) shall terminate upon an Automatic Conversion.
          (b) In addition to and not in limitation of the dividends provided for in Section (3)(a), each Holder shall be entitled to receive dividends and other distributions equivalent to those declared or paid on Common Stock or any other Junior Securities, determined as if the Series A Preferred Stock had been converted into Common Stock (without giving effect to any limitations on conversion contained in Section 14 hereof) at the then effective Conversion Price (or, in the case of dividends or distributions on securities other than Common Stock, determined on a comparable basis), and payable when, as and if declared by the Board of Directors on such Common Stock or other Junior Securities.
     4. Registration of Series A Preferred Stock. The Corporation shall register shares of the Series A Preferred Stock, upon records to be maintained by the Corporation for that purpose (the “Series A Preferred Stock Register”), in the name of the record Holders thereof from time to time. The Corporation may deem and treat the registered Holder of shares of Series A Preferred Stock as the absolute owner thereof for the purpose of any conversion hereof or any distribution to such Holder, and for all other purposes, absent actual notice to the contrary.

     5. Registration of Transfers. The Corporation shall register the transfer of any shares of Series A Preferred Stock in the Series A Preferred Stock Register, upon surrender of certificates evidencing such Shares to the Corporation at its address specified herein. Upon any such registration of transfer, a new certificate evidencing the shares of Series A Preferred Stock so transferred shall be issued to the transferee and a new certificate evidencing the remaining portion of the shares not so transferred, if any, shall be issued to the transferring Holder.
     6. Liquidation.
          (a) Except as provided in Section 6(e) or 6(f) below, in the event of any Liquidation Event, the Holders of Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of Junior Securities by reason of their ownership thereof, an amount per share in cash equal to the greater of (i) the Stated Value for each share of Series A Preferred Stock then held by them (as adjusted for any stock split, stock dividend, stock combination or other similar transactions with respect to the Series A Preferred Stock), plus all declared but unpaid dividends on such Series A Preferred Stock as of the date of such event, and (ii) the amount per share that would be payable to a holder of Series A Preferred Stock had all shares of Series A Preferred Stock been converted to Underlying Shares immediately prior to such Liquidation Event (and taking into account Section 3(b), if applicable) (the “Series A Preferred Stock Liquidation Preference”). If, upon the occurrence of a Liquidation Event, the assets and funds thus distributed among the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such Holders of the full Series A Preferred Stock Liquidation Preference, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the Holders of the Series A Preferred Stock in proportion to the aggregate Series A Preferred Stock Liquidation Preference that would otherwise be payable to each of such Holders.
          (b) In the event of a Liquidation Event, following completion of the distributions required by the first sentence of paragraph (a) of this Section 6, if assets or surplus funds remain in the Corporation, the holders of the Common Stock and other Junior Securities shall share in all remaining assets of the Corporation.
          (c) The Corporation shall provide written notice of any Liquidation Event, Fundamental Transaction or execution by the Corporation of an agreement providing for or reasonably likely to result in a Fundamental Transaction, to each record Holder not less than 45 days prior to the payment date, effective date or execution date (as applicable) thereof, provided that such information shall be made known to the public prior to or in connection with such notice being provided to the Holders. Unless waived by Holders of a majority of the shares of Series A Preferred Stock then outstanding, the occurrence of a Fundamental Transaction shall be deemed to be a Liquidation Event.
          (d) In the event that, in connection with the consummation of a Liquidation Event the cash distributions required by subsection 6(a) have not been made or the payment of such cash distributions has not been provided for in connection therewith, the Corporation shall forthwith either: (i) cause such closing to be postponed until such time as such cash distributions have been made, or (ii) cancel such transaction, in which event the rights, preferences and privileges of the holders of the Series A Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice by the Corporation required under Section 6(c).
          (e) Notwithstanding anything to the contrary contained in this Section 6, in the event of a Qualified Sale Transaction, prior and in preference to the distributions required pursuant to Sections 6(a) and 6(b) above, 33% of the aggregate proceeds of such Qualified Sale Transaction shall be distributed to the former stockholders of Sytera, Inc. pursuant to Section 1.5(e) of the Sirion/Sytera Agreement and, thereafter, the remaining proceeds of such Qualified Sale Transaction shall be distributed in accordance with this Section 6.
          (f) Notwithstanding anything to the contrary contained in this Section 6, in the event of any Liquidation Event after the consummation of an Automatic Conversion, in lieu of the distributions required by Sections 6(a) and (b) above, the Holders of Series A Preferred Stock and Common Stock shall share ratably in all assets and surplus funds of the Corporation, based on the number of shares of Common Stock then outstanding and the number of Underlying Shares into which the Series A Preferred Stock is then convertible, without giving effect to any limitations on conversion contained in Section 14 hereof.
     7. Conversion
          (a) Conversion at Option of Holder. At the option of any Holder, any shares of Series A Preferred Stock held by such Holder may be converted into Common Stock based on the Conversion Price then in effect for the Series A Preferred Stock. A Holder may convert shares of Series A Preferred Stock into Common Stock pursuant to this paragraph at any time and from time to time after the Original Issue Date, by delivering to the Corporation, together with the original certificate(s) representing the shares of Series A Preferred Stock being converted, a conversion notice (the “Conversion Notice”), in the form attached hereto as Exhibit A, appropriately completed and duly signed, and the date any such Conversion Notice is delivered to the Corporation (as determined in accordance with the notice provisions hereof) is a “Conversion Date.”
          (b) Automatic Conversion. Subject to Section 14 below, each share of Series A Preferred Stock shall automatically be converted into fully paid and nonassessable shares of Common Stock (i) upon the request of the Holders of 66?% of the shares of Series A Preferred Stock then outstanding, or (ii) immediately upon the consummation of the Corporation’s sale of shares of its Common Stock in a Qualified Public Offering.
     8. Mechanics of Conversion.
          (a) The number of Underlying Shares issuable upon any conversion of shares of Series A Preferred Stock hereunder shall equal (i) the Stated Value of such shares of Series A Preferred Stock to be converted, divided by the applicable Conversion Price on the Conversion Date, plus (ii) the amount of any declared but unpaid dividends on such share of Series A Preferred Stock through the Conversion Date, divided by the applicable Conversion Price on the Conversion Date.

          (b) Upon conversion of any shares of Series A Preferred Stock, the Corporation shall promptly (but in no event later than three Trading Days after the Conversion Date) issue or cause to be issued and cause to be delivered to or upon the written order of the Holder and in such name or names as the Holder may designate a certificate for the Underlying Shares issuable upon such conversion, free of restrictive legends unless a registration statement covering the resale of the Underlying Shares and naming the Holder as a selling stockholder thereunder is not then effective and such Underlying Shares are not then freely transferable without volume restrictions pursuant to Rule 144 under the Securities Act. The Holder, or any Person so designated by the Holder to receive Underlying Shares, shall be deemed to have become holder of record of such Underlying Shares as of the Conversion Date. To the extent eligible, the Corporation shall, upon request of the Holder, deliver Underlying Shares hereunder electronically through The Depository Trust Corporation (“DTC”) or another established clearing corporation performing similar functions, and shall credit the number of shares of Common Stock to which the Holder shall be entitled to the Holder’s or its designee’s balance account with DTC through its Deposit Withdrawal Agent Commission System (“DWAC”).
          (c) Upon surrender of a certificate following one or more partial conversions, the Corporation shall promptly deliver to the Holder a new certificate representing the remaining shares of Series A Preferred Stock.
          (d) The Corporation’s obligations to issue and deliver Underlying Shares upon conversion of Series A Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by any Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by any Holder or any other Person of any obligation to the Corporation or any violation or alleged violation of law by any Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to any Holder in connection with the issuance of such Underlying Shares.
          (e) In the event any shares of Series A Preferred Stock shall be converted, the shares so converted shall be canceled and shall not be re-issuable by the Corporation.
     9. Voting Rights.
          (a) Except as otherwise provided herein or as required by applicable law, the Holders of the Series A Preferred Stock shall be entitled to vote on all matters on which holders of Common Stock are entitled to vote, including, without limitation, the election of directors. For such purposes, each Holder shall be entitled to a number of votes in respect of the shares of Series A Preferred Stock owned by it equal to the number of shares of Common Stock into which such shares of Series A Preferred Stock are convertible as of the record date for the determination of stockholders entitled to vote on such matter, or if no record date is established, at the date such vote is taken or any written consent of stockholders is solicited.
          (b) Except as otherwise provided herein or as required by applicable law, the holders of the Series A Preferred Stock and Common Stock, respectively, shall vote together as a single class on all matters submitted to a vote or consent of stockholders; provided that so long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of the Holders of a majority of the shares of Series A Preferred Stock then outstanding, (i) alter or change adversely the powers, preferences or rights given to the Series A Preferred Stock or alter or amend this Certificate of Designation (whether by merger, reorganization, consolidation or otherwise), (ii) authorize or create any class of stock ranking as to dividends, redemption or distribution of assets upon a Liquidation Event or Change of Control senior to or otherwise pari passu with the Series A Preferred Stock, (iii) amend its certificate of incorporation or other charter documents so as to affect adversely any rights of the Holders (whether by merger, reorganization, consolidation or otherwise), (iv) increase the authorized number of shares of Series A Preferred Stock, (v) enter into any agreement with respect to the foregoing, or (vi) cause or permit any subsidiary of the Corporation directly or indirectly to take any actions described in clause (iii) above.
          (c) In the event that any member of the Board of Directors of the Corporation does not affirmatively vote in favor of any of the following actions, the Corporation shall not, without the affirmative vote of the Holders of a majority of the shares of Series A Preferred Stock then outstanding, (i) purchase, redeem (other than pursuant to equity incentive agreements with non-officer employees giving the Corporation the right to repurchase shares upon the termination of services) or set aside any sums for the purchase or redemption of, or declare or pay any dividend (including a dividend payable in stock of the Corporation) or make any other distribution with respect to, any shares of capital stock or any other securities that are convertible into or exercisable for such stock, other than dividends on the Series A Preferred Stock, (ii) enter into any Fundamental Transaction or any agreement providing for or reasonably likely to result in a Fundamental Transaction, acquire any other business entity or effectuate a Liquidation Event, (iii) grant or transfer an exclusive license with respect to any intellectual property of the Corporation, (iv) change the nature of the Corporation’s business to, or enter into, any line of business which is fundamentally distinct and separate from the business conducted by the Corporation on the Original Issuance Date, (v) create, modify or amend any stock option plan or other equity incentive plan of the Corporation or any of its subsidiaries, or increase the number of shares issuable pursuant to any such plan, (vi) enter into any transaction or series of related transactions between the Corporation (or any subsidiary thereof) and any affiliate of the Corporation (other than a wholly-owned subsidiary of the Corporation) with an aggregate value of $500,000 or more, (vii) create, authorize, designate or issue any shares of any class or series of capital stock of the Corporation, or any securities that are directly or indirectly convertible into or exercisable for any class or series of capital stock of the Corporation other than the issuance of any equity awards (including, without limitation, grants of stock options or restricted stock) with reference to up to 534,566 shares of Common Stock pursuant to an equity incentive plan approved by the Board of Directors, (viii) increase the authorized number of shares of any class or series of capital stock of the Corporation, (ix) enter into any debt financing transaction or arrangement or otherwise incur or permit to exist any funded debt in an amount greater than $5,000,000 in the aggregate, (x) amend the certificate of incorporation or by-laws of the Corporation in any manner (whether by amendment, merger or otherwise), other than any ministerial amendments or any as required by law, (xi) enter into any agreement with respect to the foregoing, or (xii) cause or permit any subsidiary of the Corporation directly or indirectly to take any actions described in clauses (i) through (xi) above, other than issuing securities to the Corporation; provided, however, that if the number of members of the Board of Directors of the Corporation shall be seven (7) or greater and any three (3) or more of such members are independent, then the consent of the Holders of a majority of the shares of Series A Preferred Stock shall only be required prior to the consummation of any such action by the Corporation in the event that any two (2) or more members of the Board of Directors of the Corporation do not affirmatively vote in favor thereof. The rights of the Holders of shares of Series A Preferred Stock pursuant to this Section 9(c) shall terminate upon the consummation of an Automatic Conversion.
     10. Charges, Taxes and Expenses. Issuance of certificates for shares of Series A Preferred Stock and for Underlying Shares issued on conversion of (or otherwise in respect of) the Series A Preferred Stock shall be made without charge to the Holders for any issue or transfer tax, withholding tax, transfer agent fee or other incidental tax or expense in respect of the issuance of such certificates, all of which taxes and expenses shall be paid by the Corporation. The Holder shall be responsible for all other tax liability that may arise as a result of holding or transferring the Series A Preferred Stock or receiving Underlying Shares in respect of the Series A Preferred Stock.
     11. Replacement Certificates. If any certificate evidencing Series A Preferred Stock or Underlying Shares is mutilated, lost, stolen or destroyed, the Corporation shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution for such certificate, a new certificate, but only upon receipt of evidence reasonably satisfactory to the Corporation of such loss, theft or destruction (in such case) and, in each case, customary and reasonable indemnity, if requested. Applicants for a new certificate under such circumstances shall also comply with such other reasonable regulations and procedures and pay such other reasonable third-party costs as the Corporation may prescribe.
     12. Reservation of Underlying Shares. The Corporation covenants that it shall at all times reserve and keep available out of the aggregate of its authorized but unissued and otherwise unreserved Common Stock, solely for the purpose of enabling it to issue Underlying Shares as required hereunder, the number of Underlying Shares which are then issuable and deliverable upon the conversion of (and otherwise in respect of) all outstanding Series A Preferred Stock (taking into account the adjustments of Section 13), free from preemptive rights or any other contingent purchase rights of persons other than the Holder. The Corporation covenants that all Underlying Shares so issuable and deliverable shall, upon issuance in accordance with the terms hereof, be duly and validly authorized, issued and fully paid and nonassessable. The Corporation covenants that it shall use its best efforts to ensure that at all times the number of authorized but unissued and otherwise unreserved shares of Common Stock is sufficient for such issuance. In furtherance of the foregoing, the Corporation shall not enter into any transaction or agree to enter into any transaction that would result in an adjustment to the Conversion Price for Series A Preferred Stock pursuant to Section 13 above unless, concurrent with or prior to the consummation of such transaction or the execution of such agreement, the Corporation shall take all actions necessary to ensure that the maximum number of Underlying Shares which shall be issuable immediately following the consummation of such transaction or the execution of such agreement shall be reserved for issuance upon conversion of the Series A Preferred Stock.
     13. Certain Adjustments. The Conversion Price is subject to adjustment from time to time as set forth in this Section 13.

          (a) Stock Dividends and Splits. If the Corporation, at any time while Series A Preferred Stock is outstanding, (i) pays a stock dividend on its Common Stock or otherwise makes a distribution on any class of capital stock that is payable in shares of Common Stock, (ii) subdivides outstanding shares of Common Stock into a larger number of shares, or (iii) combines outstanding shares of Common Stock into a smaller number of shares, then in each such case the applicable Conversion Price for Series A Preferred Stock shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to clause (i) of this paragraph shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution, and any adjustment pursuant to clause (ii) or (iii) of this paragraph shall become effective immediately after the effective date of such subdivision or combination.
          (b) Pro Rata Distributions. If the Corporation, at any time while Series A Preferred Stock is outstanding, distributes or pays as a dividend to holders of Common Stock (i) evidences of its indebtedness, (ii) any security (other than a distribution of Common Stock covered by the preceding paragraph), (iii) rights or warrants to subscribe for or purchase any security, or (iv) any other asset (including, without limitation, cash) (in each case, “Distributed Property”), then in each such case the Corporation shall simultaneously deliver to each Holder the Distributed Property that each such Holder would have been entitled to receive in respect the number of Underlying Shares then issuable pursuant to Section 7(a) above had the Holder been the record holder of such Underlying Shares immediately prior to the applicable record or payment date.
          (c) Fundamental Transactions. If the Corporation, at any time while Series A Preferred Stock is outstanding, effects any Fundamental Transaction, then upon any subsequent conversion of Series A Preferred Stock, each Holder shall have the right to receive, for each Underlying Share that would have been issuable upon such conversion absent such Fundamental Transaction, the same kind and amount of securities, cash or property as it could have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of one share of Common Stock (the “Alternate Consideration”). For purposes of any such conversion, the determination of the applicable Conversion Prices for the Series A Preferred Stock shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Corporation shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then each Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of Series A Preferred Stock following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Corporation or surviving entity in such Fundamental Transaction shall issue to the Holder a new series of preferred stock consistent with the foregoing provisions and evidencing the Holders’ right to convert such preferred stock into Alternate Consideration. The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this paragraph (c) and insuring that the Series A Preferred Stock (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction.
          (d) Certain Diluting Issuances.
               (i) Issuances of Additional Common Stock. In the event the Corporation at any time after the Original Issue Date shall issue Additional Common Stock (including Additional Common Stock deemed to be issued pursuant to Section 13(d)(iii)) without consideration or for a consideration per share less than $4.00 (as adjusted for stock dividends, stock splits, stock combinations or other similar events), then and in such event the Conversion Price shall be reduced, concurrently with such issue, to a Conversion Price (calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of Common Stock Equivalents outstanding immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of shares of Additional Common Stock so issued would purchase at such Conversion Price; and the denominator of which shall be the number of Common Stock Equivalents outstanding immediately prior to such issue plus the number of shares of Additional Common Stock so issued.
               (ii) No Adjustment of Conversion Price. No adjustment in the Conversion Price of Series A Preferred Stock shall be made in respect of the issuance of Additional Common Stock unless the consideration per share (determined pursuant to Section 13(d)(iv) hereof) for Additional Common Stock issued or deemed to be issued (pursuant to Section 13(d)(iii) by the Corporation is less than the Conversion Price for such share of Series A Preferred Stock in effect on the date of, and immediately prior to, such issue.
               (iii) Deemed Issue of Additional Common Stock. In the event the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities then entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto without regard to any provisions contained therein designed to protect against dilution) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Common Stock (unless the Common Stock issuable pursuant to such Options or Convertible Securities are excluded from the definition of Additional Common Stock), issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to Section 13(d)(iv) hereof) of such Additional Common Stock would be less than the Conversion Price in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and provided further that in any such case in which Additional Common Stock is deemed to be issued:
                    (1) no further adjustments in the Conversion Price of Series A Preferred Stock shall be made upon the subsequent issue of Convertible Securities or Common

Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;
                    (2) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Corporation, or decrease or increase in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof (including any such increase or decrease under or by reason of provisions designed to protect against dilution), the applicable Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities (provided, however, that no such adjustment of a Conversion Price shall affect Common Stock previously issued upon conversion of any shares of Series A Preferred Stock);
                    (3) upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the applicable Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:
                         (A) in the case of Convertible Securities or Options for Common Stock, the only Additional Common Stock issued was the Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Corporation upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange (provided, however, that no such adjustment of a Conversion Price shall affect Common Stock previously issued upon conversion of any shares of Series A Preferred Stock);
                         (B) in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Common Stock deemed to have been then issued was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Corporation (determined pursuant to Section 13(d)(iv)) upon the issue of the Convertible Securities with respect to which such Options were actually exercised (provided, however, that no such adjustment of a Conversion Price shall affect Common Stock previously issued upon conversion of any shares of Series A Preferred Stock);
                    (4) no readjustment pursuant to clause (2) or (3) above shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (a) the Conversion Price on the original adjustment date, or (b) the Conversion Price that would have resulted from any issuance of Additional Common Stock between the original adjustment date and such readjustment date; and
                    (5) in the case of any Options which expire by their terms not more than 90 days after the date of issue thereof, no adjustment of a Conversion Price shall be made until the expiration or exercise of all such Options, whereupon such adjustment shall be made in the same manner provided in clause (3) above.
               (iv) Determination of Consideration. For purposes of this Section 13(d), the consideration received by the Corporation for the issue of any Additional Common Stock shall be computed as follows:
                    (1) Cash and Property. Such consideration shall:
                         (A) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation excluding amounts paid or payable for accrued interest or accrued dividends;
                         (B) insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as reasonably determined in good faith by the Board of Directors; and
                         (C) in the event shares of Additional Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (I) and (II) above, as reasonably determined in good faith by the Board of Directors.
                    (2) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Common Stock deemed to have been issued pursuant to Section 13(d)(iii), relating to Options and Convertible Securities, shall be determined by dividing:
                         (A) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against dilution) payable to the Corporation upon the exercise in full of such Options or the conversion or exchange of all such Convertible Securities, or in the case of Options for Convertible Securities, the exercise in full of such Options for Convertible Securities and the conversion or exchange of all such Convertible Securities; and by
                         (B) the maximum number of shares Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against dilution) issuable upon the exercise of such Options or conversion or exchange of such Convertible Securities.

               (v) Termination. This Section 13(d) shall terminate upon the consummation of an Automatic Conversion.
          (e) Calculations. All calculations under this Section 13 shall be made to the nearest cent or the nearest 1/100th of a share, as applicable. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation, and the disposition of any such shares shall be considered an issue or sale of Common Stock.
          (f) Notice of Adjustments. Upon the occurrence of each adjustment pursuant to this Section 13, the Corporation at its expense will promptly compute such adjustment in accordance with the terms hereof and prepare a certificate describing in reasonable detail such adjustment and the transactions giving rise thereto, including all facts upon which such adjustment is based. Upon written request, the Corporation will promptly deliver a copy of each such certificate to each Holder and to the Corporation’s Transfer Agent.
          (g) Notice of Corporate Events. If the Corporation (i) declares a dividend (other than a dividend pursuant to Section 3 above) or any other distribution of cash, securities or other property in respect of its Common Stock, including without limitation any granting of rights or warrants to subscribe for or purchase any capital stock of the Corporation or any Subsidiary, (ii) authorizes or approves, enters into any agreement contemplating or solicits stockholder approval for any Fundamental Transaction or (iii) authorizes the voluntary dissolution, liquidation or winding up of the affairs of the Corporation, then the Corporation shall deliver to each Holder a notice describing the material terms and conditions of such transaction, at least 20 calendar days prior to the applicable record or effective date on which a Person would need to hold Common Stock in order to participate in or vote with respect to such transaction, and the Corporation will take all steps reasonably necessary in order to insure that each Holder is given the practical opportunity to convert its Series A Preferred Stock prior to such time so as to participate in or vote with respect to such transaction; provided, however, that the failure to deliver such notice or any defect therein shall not affect the validity of the corporate action required to be described in such notice.
     14. Limitation on Conversion.
          (a) Notwithstanding anything to the contrary contained herein, the number of shares of Common Stock that may be acquired by any Holder upon any conversion of Series A Preferred Stock (or otherwise in respect of the Series A Preferred Stock) shall be limited to the extent necessary to insure that, following such conversion (or other issuance), the total number of shares of Common Stock then beneficially owned by such Holder and its Affiliates and any other Persons whose beneficial ownership of Common Stock would be aggregated with the Holder’s for purposes of Section 13(d) of the Exchange Act, does not exceed 4.999% (the “Section 13 Maximum Percentage”) of the total number of issued and outstanding shares of Common Stock (including for such purpose the shares of Common Stock issuable upon such conversion). Each delivery of a Conversion Notice by a Holder will constitute a representation by such Holder that it has evaluated the limitation set forth in this paragraph and determined that issuance of the full number of Underlying Shares requested in such Conversion Notice is permitted under this paragraph. For such purposes, beneficial ownership shall be determined in accordance with

Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. By written notice to the Corporation, any Holder may waive the provisions of this Section or increase or decrease the Section 13 Maximum Percentage to any other percentage specified in such notice, but (i) any such waiver or increase will not be effective until the 61st day after such notice is delivered to the Corporation, and (ii) any such waiver or increase or decrease will apply only to such Holder and not to any other Holder. For the avoidance of doubt, this Section 14(a) (x) shall initially apply to all Holders unless subsequently waived by a Holder, including Holders that beneficially own in excess of 4.999% of the outstanding shares of Common Stock; and (y) shall not be interpreted to require a stockholder to convert, transfer or dispose of any shares of capital stock of the Corporation, or otherwise reduce its beneficial ownership of shares of Common Stock, irrespective of whether the beneficial ownership of shares of Common Stock by such stockholder (together with its Affiliates and any other Persons whose beneficial ownership of Common Stock would be aggregated with the Holder’s for purposes of Section 13(d) of the Exchange Act) exceeds 4.999%.
          (b) Notwithstanding anything to the contrary contained herein, the number of shares of Common Stock that may be acquired by any Holder upon any conversion of Series A Preferred Stock (or otherwise in respect of the Series A Preferred Stock) shall be limited to the extent necessary to insure that, following such conversion (or other issuance), the total number of shares of Common Stock then beneficially owned by such Holder and its Affiliates and any other Persons whose beneficial ownership of Common Stock would be aggregated with the Holder’s for purposes of Section 13(d) of the Exchange Act, does not exceed 9.999% (the “Section 16 Maximum Percentage”) of the total number of issued and outstanding shares of Common Stock (including for such purpose the shares of Common Stock issuable upon such conversion). Each delivery of a Conversion Notice by a Holder will constitute a representation by such Holder that it has evaluated the limitation set forth in this paragraph and determined that issuance of the full number of Underlying Shares requested in such Conversion Notice is permitted under this paragraph. For such purposes, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. By written notice to the Corporation, any Holder may waive the provisions of this Section or increase or decrease the Section 16 Maximum Percentage to any other percentage specified in such notice, but (i) any such waiver or increase will not be effective until the 61st day after such notice is delivered to the Corporation, and (ii) any such waiver or increase or decrease will apply only to such Holder and not to any other Holder. For the avoidance of doubt, this Section 14(b) (x) shall initially apply to all Holders unless subsequently waived by a Holder, including Holders that beneficially own in excess of 9.999% of the outstanding shares of Common Stock; and (y) shall not be interpreted to require a stockholder to convert, transfer or dispose of any shares of capital stock of the Corporation, or otherwise reduce its beneficial ownership of shares of Common Stock, irrespective of whether the beneficial ownership of shares of Common Stock by such stockholder (together with its Affiliates and any other Persons whose beneficial ownership of Common Stock would be aggregated with the Holder’s for purposes of Section 13(d) of the Exchange Act) exceeds 9.999%.
     15. Fractional Shares. The Corporation shall not be required to issue or cause to be issued fractional Underlying Shares on conversion of Series A Preferred Stock. If any fraction of an Underlying Share would, except for the provisions of this Section, be issuable upon conversion of Series A Preferred Stock, the number of Underlying Shares to be issued will be rounded up to the nearest whole share.
     16. Notices. Any and all notices or other communications or deliveries hereunder (including without limitation any Conversion Notice) shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section prior to 5:30 p.m. (New York City time) on a Trading Day, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (iii) the Trading Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given. The addresses for such communications shall be: (i) if to the Corporation, to 3110 Cherry Palm Drive, Suite 340, Tampa, Florida 33619, Facsimile: (813) 496-7328, Attention: Chief Executive Officer, or (ii) if to a Holder, to the address or facsimile number appearing on the Corporation’s stockholder records or such other address or facsimile number as such Holder may provide to the Corporation in accordance with this Section.
     17. Miscellaneous.
          (a) The headings herein are for convenience only, do not constitute a part of this Certificate of Designations and shall not be deemed to limit or affect any of the provisions hereof.
          (b) No provision of this Certificate of Designations may be amended, except in a written instrument signed by the Corporation and Holders of at least 66 2/3% of the shares of Series A Preferred Stock then outstanding. Any of the rights of the Holders of Series A Preferred Stock set forth herein may be waived by the affirmative vote of Holders of at least 66 2/3% of the shares of Series A Preferred Stock then outstanding. No waiver of any default with respect to any provision, condition or requirement of this Certificate of Designations shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.
[End of text. Signature page follows.]

     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations to be duly executed as of this 12th day of September, 2006.

TENBY PHARMA INC.

By:	/s/ Randy Milby

Name: Randy Milby
Title: President

EXHIBIT A
FORM OF CONVERSION NOTICE
(To be executed by the registered Holder
in order to convert shares of Series A Preferred Stock)
The undersigned hereby elects to convert the number of shares of Series A Convertible Preferred Stock indicated below into shares of common stock, par value $0.0001 per share (the “Common Stock”), of Tenby Pharma Inc., a Delaware corporation (the “Corporation”), according to the conditions hereof, as of the date written below.

Date to Effect Conversion

Number of shares of Series A Preferred Stock owned prior to Conversion

Number of shares of Series A Preferred Stock to be Converted

Stated Value of shares of Series A Preferred Stock to be Converted

Number of shares of Common Stock to be Issued

Applicable Conversion Price

Number of shares of Series A Preferred Stock subsequent to Conversion

Name of Holder
By:

Name:

Title:

19